EXHIBIT 99.2

                SELFIX, INC. ANNOUNCES NEW HOLDING COMPANY,
                     HOME PRODUCTS INTERNATIONAL, Inc.
                         Stock Symbol Changes to HPII

CHICAGO, February 18, 1997-Selfix, Inc. (Nasdaq:SLFX), a manufacturer and marketer of consumer home organization products, announced it changed its corporate structure. A newly formed holding company, Home Products International, Inc., replaces Selfix on Nasdaq. The change is effective with the opening of trading today. The new ticker symbol is HPII.

     Home Products International, Inc. is comprised of Selfix and Shutters, Inc., which has been a wholly owned subsidiary of Selfix since 1986. Tamor Corporation, a previously announced acquisition, will be added to the roster as a wholly owned subsidiary when the transaction is completed by the end of the month. Tamor is a leading supplier of home storage and organization products.

     In announcing the change, Chairman and Chief Executive Officer James Tennant noted, "There is tremendous opportunity for rapid growth through supplier consolidation in our fragmented industry, as retailers themselves continue to consolidate. In pursuing this consolidation strategy of growth through acquisition, it is logical that the parent company take on a more meaningful identity. Home Products International communicates very succinctly what we do: market consumer home products globally.

     "We are actively working to bring other acquisitions under the Home Products International umbrella," said Tennant. "We are seeking growth companies that offer similar compelling marketing and manufacturing synergies."

     Home Products International, Inc. is an international consumer products company specializing in the marketing of quality home organization products sold through discounters, hardware stores, home centers, drug chains, supermarkets and specialty stores. Through its subsidiaries, HPII offers more than 1,000 products including bath accessories, shower organizers, hooks and helpers, storage organizers and home improvement products.

     The statements in this release regarding the expected completion of the Tamor acquisition and its anticipated effect on Home Products International's sales are forward looking statements and actual results may differ materially from those anticipated for a number of reasons. There can be no assurance that the Tamor acquisition will be consummated or that, if consummated, there will not be unanticipated problems. In addition, Home Products International's future financial performance will depend on a number of factors beyond its control including increased competition, changes in demand for its products and fluctuations in the market.